Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT is by and between MICROWAVE SATELLITE TECHNOLOGIES, INC., a New Jersey corporation with corporate offices located in Hawthorne, New Jersey (“MST”) and FRANK T. MATARAZZO (“Executive”).

WHEREAS, MST is being acquired by Telkonet, Inc. (the “Acquisition”);

WHEREAS, prior to the Acquisition, MST was a corporation owned by Executive; and

WHEREAS, subject to the Acquisition being completed (the “Effective Date”), MST desires to employ Executive, and Executive desires to be employed by MST.

NOW THEREFORE, MST hereby employs Executive, and Executive hereby accepts employment with MST on the following terms and conditions:

1. Duties.  MST hereby employs Executive in the capacity of President and Chief Executive Officer. In such capacity, Executive shall perform the duties of a president and chief executive officer in a professional, supervisory and managerial nature solely for the benefit of MST and pertaining to the business and affairs of MST as determined by the Board of Directors and/or the Executive Committee of MST. Executive shall report directly to Telkonet, Inc.’s Chief Executive Officer (the “Telkonet CEO”). Executive’s duties and responsibilities shall also include, but not be limited to, the following:

(a) Serve as the chief executive officer of MST’s operations and provide leadership for MST’s activities;

(b) Oversee all MDU and, after a transition period as determined by the Telkonet CEO, all the hotel and motel operations of MST and Telkonet, Inc. In conjunction with the 2006 planning process, the Executive and the Telkonet CEO and/or his designees will define the geographic boundaries and managed solution offerings to be the Executive’s responsibility;

(c) Hire, compensate, discipline and terminate MST staff within the approved budget, establish job descriptions, duties and responsibilities of all MST staff in accordance with MST Bylaws, and the policies and procedures of MST, perform regular evaluations of all MST staff, determine the level of compensation of such staff on the basis of such evaluations, within the approved budget and in accordance with the policies of MST and have primary responsibility for the day-to-day operations of MST;

(d) Alert and advise the Board of Directors and/or the Executive Committee about reasonably significant matters needing their attention and action;

(e) Serve as the representative of MST in activities related to its objectives and policies;

(f) Direct the coordination of the activities of MST committees and projects;

(g) Oversee, under the direction of the Board of Directors and with the assistance of MST’s outside certified public accountant (the “MST Accountant”), the custody and use of all funds, securities, property and, generally, all assets of MST and the deposit of the funds of MST;

(h) Oversee the preparation of a proposed annual budget of MST;

(i) Oversee the receipt and disbursement of MST funds in accordance with the adopted budget of MST;

(j) Supervise the sales, installation and support of all MST subscriber acquisition activities;

(k) Oversee, develop and expand all aspects of MST’s business, sales and production operations;

(l) Present an annual financial report to the Board of Directors;

(m) Present to the Board of Directors an annual report of all activities of MST;

(n) Negotiate, evaluate and execute all contracts, agreements and commitments arising in the ordinary course of MST’s business for and on behalf of MST, consistent with the duties and responsibilities set forth above;

(o) Make expenditures consistent with the approved budget of MST; and

(p) Implement all Board directives and perform all such other duties that may be assigned from time-to-time by the Board of Directors in its discretion.

2. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire on December 31, 2008, unless terminated as provided in Section 6 or extended by the written mutual consent of the parties.

3. Extent of Services. During the Term and any extension thereof, Executive shall devote his full time and efforts to the performance, to the best of his abilities, of such duties and responsibilities inherent in the position of President and Chief Executive Officer, as described in Section 1 above, and as the Board of Directors and/or the Officers of MST shall determine, consistent therewith.

4. Compensation.

(a) Salary. Executive shall be paid Two Hundred Fifty Thousand Dollars ($250,000.00) on an annualized basis in accordance with MST’s normal payroll practices, and subject to all lawfully required withholding.

(b) Executive Participation in MST Staff Benefits Plans. Following the Effective Date, Executive shall be entitled to participate in any group health programs and other benefit and incentive plans, which may be instituted from time-to-time for MST employees, and for which Executive qualifies under the terms of such plans. All such benefits shall be provided on the same terms and conditions as generally apply to all other MST employees under these plans and may be modified by MST from time-to-time.

(c) Expenses. Subject to approval by the Telkonet CEO, Executive shall be reimbursed by MST for all ordinary, reasonable, customary and necessary expenses incurred by him in the performance of his duties and responsibilities as President. Executive agrees to prepare documentation for such expenses as may be necessary for MST to comply with the applicable rules and regulations of the Internal Revenue Service. MST will provide an auto for the Executive’s business use.

5. Vacation. At full pay and without any adverse effect to his compensation, provided all other terms and conditions of this Agreement are satisfied, Executive shall be entitled to three (3) weeks of vacation for each full calendar year during the term of this Agreement. Executive agrees to schedule his vacation leave in advance upon written notice to the Telkonet CEO and at a time with minimum disruption to MST. Carryover of vacation days in excess of one week is subject to the prior approval of the CEO of Telkonet.

6. Termination. This Agreement shall terminate in accordance with Section 2 of this Agreement, or upon the first to occur of any of the following events:

(a) The bankruptcy or dissolution of MST;

(b) The death of Executive;

(c) The mutual consent of Executive and MST;

(d) “Cause” exists for termination. For purposes of this Agreement, “cause” shall include, but not be limited to, the following: (1) theft, fraud, embezzlement, dishonesty or other similar behavior by Executive; (2) any material breach by Executive of any provision of this Agreement; (3) any habitual neglect of duty or misconduct of Executive in discharging any of his duties and responsibilities under this Agreement; (4) any conduct of Executive which is detrimental to or embarrassing to MST, including, but not limited to, Executive being indicated or convicted of a felony or any offense involving moral turpitude; or (5) any default of Executive’s obligations hereunder, or any failure or refusal of Executive to comply with the policies, rules and regulations of MST, which default, failure or refusal is not cured within a reasonable time (but not to exceed thirty (30) days) after written notification thereof to Executive by MST. If cause exists for termination, Executive shall be entitled to no further compensation, except for accrued leave and vacation and except as may be required by applicable law.

7. Surrender of Books and Papers. Upon termination of this Agreement (irrespective of the time, manner, or cause of termination, be it for cause or otherwise), Executive shall immediately surrender to MST all books, records, or other written papers or documents entrusted to him or which he has otherwise acquired pertaining to MST and all other MST property in Executive’s possession, custody or control.

8. Inventions and Patents. Executive agrees that Executive will promptly from time-to-time fully inform and disclose to MST any and all ideas, concepts, copyrights, copyrightable material, developments, inventions, designs, improvements and discoveries of whatever nature that Executive may have or produce during the term of Executive’s employment under this Agreement that pertain or relate to the then current business of MST (the “Creations”), whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All Creations shall be the exclusive property of MST and shall be “works made for hire” as defined in 17 U.S.C. §101, and MST shall own all rights in and to the Creations throughout the world, without payment of royalty or other consideration to Executive or anyone claiming through Executive. Executive hereby transfers and assigns to MST (or its designee) all right, title and interest in and to every Creation. Executive shall assist MST in obtaining patents or copyrights on all such inventions, designs, improvements and discoveries being patentable or copyrightable by Executive or MST and shall execute all documents and do all things necessary to obtain letters of patent or copyright, vest the MST with full and exclusive title thereto, and protect the same against infringement by others, and such assistance shall be given by Executive, if needed, after termination of this Agreement for whatever cause or reason. Executive hereby represents and warrants that Executive has no current or future obligation with respect to the assignment or disclosure of any or all developments, inventions, designs, improvements and discoveries of whatever nature to any previous Employer, entity or other person and that Executive does not claim any rights or interest in or to any previous unpatented or uncopyrighted developments, inventions, designs, improvements or discoveries.

9. Trade Secrets, Non-Competition and Non-Solicitation.

(a) Trade Secrets. Contemporaneous with the execution of this Agreement and during the term of employment under this Agreement, MST shall deliver to Executive or permit Executive to have access to and become familiar with various confidential information and trade secrets of MST and Telkonet, Inc., including without limitation, data, production methods, customer lists, product format or developments, other information concerning the business of MST and Telkonet, Inc., and other unique processes, procedures, services and products of MST and Telkonet, Inc., which are regularly used in the operation of the business of the MST and Telkonet, Inc. (collectively, the “Confidential Information”). Executive shall not disclose any of the Confidential Information that he receives from MST, Telkonet, Inc. or their clients and customers in the course of his employment with MST, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment with MST. Executive further acknowledges and agrees that Executive owes MST and Telkonet, Inc., a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use. All files, records, documents, drawings, graphics, processes, specifications, equipment and similar items relating to the business of MST and/or Telkonet, Inc., whether prepared by Executive or otherwise coming into Executive’s possession in the course of his employment with MST, shall remain the exclusive property of MST and Telkonet, Inc. and shall not be removed from the premises of MST and/or Telkonet, Inc. without the prior written consent of MST and/or Telkonet, Inc. unless removed in relation to the performance of Executive’s duties under this Agreement. Any such files, records, documents, drawings, graphics, specifications, equipment and similar items, and any and all copies of such materials which have been removed from the premises of MST and/or Telkonet, Inc., shall be returned by Executive to MST. Executive further acknowledges that the covenants of Executive herein are intended to include the protection of the confidential information of MST's and Telkonet, Inc.’s customers and clients, that come into the possession of Executive as a result of his employment with MST, and that such customers and clients of MST shall be entitled to rely on and enforce these covenants against Executive for their own benefit.

(b) Non-Competition. Executive acknowledges that he will be provided with and have access to the Confidential Information, the unauthorized use or disclosure of which would cause irreparable injury to MST, that MST’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 9(b) and that Executive’s breach of the provisions of this Section would materially and irreparably damage MST. In consideration for MST’s disclosure of Confidential Information to Executive, Executive’s access to the Confidential Information, and the salary paid to executive by MST hereunder, Executive agrees that during Executive’s employment with MST under this Agreement and for one (1) year after the termination of Executive’s employment and regardless whether such termination is with or without cause, Executive shall not, directly or indirectly, either as an executive, employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, advisor or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the Restricted Business (as defined herein) in New York City and any Major Metropolitan areas MST has committed and deployed, or undertaken significant development of, its managed solution. “Restricted Business” means (1) any business conducted by MST at any time prior to, or during Executive’s employment pursuant to this Agreement, and (2) any other related or similar business conducted by MST or Telkonet, Inc. during Executive’s employment with MST under this Agreement.

(c) Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Section 9(b) of this Agreement are reasonable in scope and necessary for the protection of the business and goodwill of MST. Executive agrees that should any portion of the covenants in Section 9 be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the maximum extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d) Soliciting Executives. Executive shall not during the term of this Agreement or for a period of one (1) year after termination of Executive’s employment hereunder for any reason, whether by resignation, discharge or otherwise, either directly or indirectly, employ, enter into agreement with, or solicit the employment of, Executives of MST or Telkonet, Inc. for the purpose of causing them to leave the employment of MST or Telkonet, Inc. or take employment with any business that is in competition in any manner whatsoever with the business of MST or Telkonet, Inc.

(e) Injunctive Relief; Extension of Restrictive Period. In the event of a breach of any of the covenants by Executive or MST contained in this Agreement, it is understood that damages will be difficult to ascertain, and either party may petition a court of law or equity for injunctive relief in addition to any other relief which Executive or MST may have under the law, including but not limited to reasonable attorneys’ fees.

10. Miscellaneous.

(a) This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of his rights under this Agreement without the prior written consent of MST.

(b) This Agreement contains the entire agreement and understanding between the parties and supersedes any and all prior understandings and agreements between the parties regarding Executive’s employment.

(c) No modification hereof shall be binding unless made in writing and signed by the party against whom enforcement is sought. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced, unless it can be shown through custom, usage or course of action.

(d) This Agreement is executed in, and it is the intention of the parties hereto that it shall be governed by, the laws of the State of New Jersey.

(e) The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f) Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

(1) If to MST, to the then Chair of the Board at the Chair’s last recorded address on the records of MST, with a copy to the general counsel for MST.

(2) If to Executive, to:

Frank Matarazzo
258-263 Goffle Road
Hawthorne, New Jersey 07506

IN WITNESS WHEREOF, MST and Executive have executed this Agreement as of the Effective Date.

MICROWAVE SATELLITE TECHNOLOGIES, INC. By:_____________________________ Name: Title:	EXECUTIVE By:____________________________________ Frank T. Matarazzo